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                                                                      EXHIBIT 11

                       HARTE-HANKS, INC. AND SUBSIDIARIES
                         EARNINGS PER SHARE COMPUTATIONS
                      (in thousands, except per share data)


                                                                            Three Months Ended March 31,
In thousands, except per share amount                                           1998            1997
---------------------------------------------------------------------------------------------------------
BASIC EPS
Income from continuing operations .......................................    $   14,105     $    5,968
Income from discontinued operations .....................................            --          4,049
                                                                             ----------     ----------
Net Income ..............................................................    $   14,105     $   10,017
                                                                             ==========     ==========

Weighted-average common shares outstanding
   used in net earnings per share computations ..........................        73,481         74,262
                                                                             ==========     ==========

Basic earnings per common share:
   Continuing operations ................................................    $     0.19     $     0.08
   Discontinued operations ..............................................            --           0.05
                                                                             ----------     ----------
   Net income ...........................................................    $     0.19     $     0.13
                                                                             ==========     ==========

DILUTED EPS
Income from continuing operations .......................................    $   14,105     $    5,968
Income from discontinued operations .....................................            --          4,049
                                                                             ----------     ----------
Net Income ..............................................................    $   14,105     $   10,017
                                                                             ==========     ==========

Shares used in  net earnings per share computations .....................        77,128         77,467
                                                                             ==========     ==========

Diluted earnings per common share:
   Continuing operations ................................................    $     0.18     $     0.08
   Discontinued operations ..............................................            --           0.05
                                                                             ----------     ----------
   Net income ...........................................................    $     0.18     $     0.13
                                                                             ==========     ==========

Computation of shares used in net earnings per share computations:
Average outstanding common shares .......................................        73,481         74,262
Average common equivalent shares -
   dilutive effect of option shares .....................................         3,647          3,205
                                                                             ----------     ----------
Shares used in net earnings per share computations ......................        77,128         77,467
                                                                             ==========     ==========
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